Exhibit 99.1

AerSale Reports First Quarter 2022 Results

First Quarter 2022 Highlights

●	Revenue of $122.8 million, up 110% as compared to prior year period.
●	GAAP net income of $17.2 million, or 14.0% of sales, up 72% as compared to prior year period.
●	Adjusted Net Income of $22.2 million, or 18.1% of sales, up 115% as compared to prior year period.
●	Adjusted EBITDA of $29.9 million or 24.4% of sales, up 81% as compared to prior year period.
●	Flight equipment sales consistent of six aircraft and four engines, which included five Boeing 757 assets
●	Continue to anticipate the monetization of the remaining Boeing 757 package in the remainder of 2022 and 2023.
●	Reaffirms 2022 guidance: expects revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million[1].

Miami, Florida – May 9, 2022 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the first quarter ended March 31, 2022. The Company’s revenue for the first quarter of 2022 was $122.8 million compared to $58.4 million in the first quarter of 2021. Revenue for the first quarter of 2022 included $75.9 million of flight equipment sales versus $13.8 million of flight equipment sales in the prior-year period. Flight equipment sales in the first quarter of 2022 consisted of six aircraft and four engines, which included the sale of five Boeing 757 aircraft with four being sold to cargo operators and one to a passenger airline. Leasing revenue for the current quarter was also higher due to additional engines put on lease and increased utilization from the Company’s leased assets compared to the year ago period. Revenue from Used Serviceable Material (USM) also increased compared to the same quarter last year due to increase in demand and availability of feedstock.

TechOps revenue climbed during the first quarter, primarily driven by the flight equipment sale of the Boeing 737 NG which served as the initial experimental aircraft for testing of the Company’s AerAware technology. This aircraft was highly modified to meet the specific requirements of a governmental agency. This improvement was somewhat offset by lower revenue from maintenance, repair and overhaul (MRO) activities at AerSale’s Goodyear facility, following the previously mentioned reallocation of resources to the Company’s Boeing 757 passenger-to-cargo conversion program , as well as decreases at AerSale’s Roswell facility as airlines continue to return aircraft into operation, reducing storage and related maintenance activities.

Within AerSale’s USM business, the Company anticipates an increasingly favorable market for feedstock availability against the backdrop of growing demand for airframe and engine parts as airline demand expands. In addition, demand for passenger-to-freighter conversions has remained elevated and will allow monetization of the remaining Boeing 757 aircraft during the balance of 2022 and through 2023.

GAAP net income for the first quarter of 2022 was $17.2 million or 14.0% of sales compared to $10.0 million or 17.1% in the first quarter of 2021. AerSale recognized a mark-to-market adjustment to the private warrant liability of $1.2 million, and $3.8 million of stock-based compensation expenses within payroll expenses during the first quarter. This is compared to a $0.2 million mark-to-market adjustment to the private warrant liability and $0.1 million of stock-based compensation expenses in the first quarter of 2021. Adjusted Net Income excluding these items was $22.2 million in the first quarter of 2022 and $10.3 million in the first quarter of 2021. Diluted earnings per share was $0.32 for the first quarter of 2022 compared to $0.23 in the first quarter of 2021. Adjusted for stock-based compensation expenses and the mark-to-market adjustments to the private warrant liability, diluted earnings per share was $0.41 for the first quarter of 2022 and $0.24 in the first quarter of 2021. Please see the

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

non-GAAP reconciliation table at the end of this press release for additional details on adjusted Net Income and adjusted diluted earnings per share.

Adjusted EBITDA in the first quarter of 2022 was $29.9 million, or 24.4% of sales, compared to $16.5 million, or 28.3% of sales in the first quarter of 2021. Higher adjusted EBITDA reflected higher contributions from flight equipment sales during the current quarter, partially offset by $6.4 million in Payroll Support Program proceeds recognized during the first quarter of 2021. There were no corresponding proceeds in the current quarter. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted EBITDA.

Cash flows from operating activities were $43.0 million in the first quarter of 2022 primarily due to strong GAAP net income results and $28.2 million of cashflow related to monetization of inventory. The Company ended the quarter with $171.7 million of cash and has an undrawn $150 million credit facility.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We are off to a great start in 2022 and our continued achievements are evidence of the success of our purpose-built, integrated, multi-dimensional adaptive business model. This is underscored by revenue that more than doubled compared to the prior year period, coupled with adjusted EBITDA margins approaching 25%. We continue to direct our resources toward the highest generating rates of return for our shareholders, as demonstrated by our resource allocation to in-house work on our Boeing 757 program, which has yielded strong margin improvement on record company sales.

Finazzo added, “Over the past few months, we have noted a sharp improvement in the feedstock market and our team has identified significant asset acquisition opportunities at attractive prices. Feedstock is a cornerstone of our strategy, and we are extremely well positioned to take advantage of the current market dynamic with over $171 million in cash as of quarter-end, no debt, and a $150 million undrawn revolver.”

First Quarter 2022 Results of Operations

AerSale reported revenue of $122.8 million in the first quarter of 2022, which included $75.9 million of flight equipment sales. The Company’s revenue for the first quarter of 2021 was $58.4 million and included $13.8 million of flight equipment sales. As a reminder to investors, flight equipment sales may significantly vary quarter-to-quarter, and AerSale believes full-year analysis, rather than year-over-year quarterly comparisons is a more appropriate measurement of Company progress.

Asset Management Solutions (AMS) revenue increased by 154.8% to $74.5 million in the first quarter of 2022 primarily due to the above-mentioned flight equipment sales. USM parts sales were higher in the first quarter of 2022, driven by an increase in feedstock acquisitions and greater demand for USM parts related to the recovery in passenger travel as compared to the prior year period. In addition, leasing revenue was up in the first quarter of 2022 as compared to the first quarter of 2021, as volume and utilization of the Company’s leased assets was stronger. Due to sanctions resulting from the ongoing war between Russia and Ukraine, two aircraft and one engine lease was terminated during the first quarter of 2022 with such flight equipment being actively remarketed.

Revenue from TechOps was up 65.4% to $48.3 million in the first quarter of 2022, mainly from the sale of a Boeing 737NG which was highly modified for a US governmental agency and previously used for AerAware flight testing. This increase was offset in part by lower revenue from MRO activities at AerSale’s Goodyear facility, following the previously mentioned reallocation of resources to the Company’s passenger-to-cargo conversion line for its Boeing 757 aircraft and at AerSale’s Roswell facility due to a decline in maintenance related activities as aircraft are returned to service.

Gross margin was 38.0% in the first quarter of 2022 compared to 33.9% in the year ago period as a result of higher margin flight equipment sales and improved leasing margins.

Selling, general and administrative expenses net of Payroll Support Program proceeds were $23.8 million in the first quarter of 2022 compared to $6.9 million in the first quarter of 2021. AerSale received $6.4 million in Payroll Support Program proceeds during the first quarter of 2021 and did not receive any Payroll Support Program proceeds in the first quarter of 2022. The Company also incurred $3.8 million of stock-based compensation expenses in the first quarter of 2022, compared to $0.1 million in the first quarter of 2021.

Income from operations was $22.9 million in the first quarter of 2022 versus $12.9 million in the first quarter of 2021.

Income tax expense was $4.6 million in the first quarter of 2022 compared to $2.5 million in the first quarter of 2021.

GAAP net income was $17.2 million in the first quarter of 2022, up 72.0% from $10.0 million in the first quarter of 2021. Adjusted for stock-based compensation and mark-to-market adjustment to the private warrant liability, Adjusted Net Income was $22.2 million in the first quarter of 2022 and $10.3 million in the first quarter of 2021. Diluted earnings per share increased to $0.32 for the first quarter of 2022 from $0.23 in the first quarter of 2021. Adjusted for stock-based compensation expense and the non-cash mark-to-market adjustment to the private warrant liability, diluted earnings per share was $0.41 in the first quarter of 2022 and $0.24 in the first quarter of 2021.

Adjusted EBITDA in the first quarter of 2022 was $29.9 million, or 24.4% of sales, compared to $16.5 million, or 28.3% of sales in the first quarter of 2021. The improvement in adjusted EBITDA was largely attributable to higher revenues. Adjusted EBITDA for the first quarter of 2021 reflected the benefit from $6.4 million in Payroll Support Program proceeds, for which there were no corresponding proceeds in the first quarter of 2022.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “Our purpose built model continues to generate strong returns to stakeholders and is supported by best-in-class execution. As the market backdrop evolves, we are very well positioned to take advantage of asset availability given the strong cash returns we have generated combined with our untapped revolver.”

2022 Guidance

AerSale reaffirmed its guidance for revenue of $420 - $450 million and adjusted EBITDA of $80 - $90 million in 2022. In providing this guidance, the Company is mindful that recent geopolitical events related to the Russian invasion of Ukraine may impact the global commercial aerospace industry, but has not specifically adjusted for these factors beyond known impacts that the Company has already identified.

Furthermore, this outlook is based on an improvement in the Company’s AMS segment, ongoing demand for its on-airport MRO services, accelerating demand in cargo and e-commerce markets, and continued requests for passenger-to-freighter conversions and other TechOps products and services. AerSale continues to make progress on the FAA certification of its innovative AerAware product. The Company is progressing toward certification, however the extensive process of software validation needed for certification is expected to be ongoing through the second quarter of 2022. While AerSale remains confident that certification will be completed in 2022, it has only included modest AerAware sales in its guidance for 2022 to account for the ramp-up phase to commercialize this product once the Supplemental Type Certificate for AerAware is issued to AerSale by the FAA.

The ongoing and continued monetization of the Boeing 757 fleet acquisition is expected to be the predominant driver of the AMS segment. AerSale expects to sell the remaining Boeing 757s as converted freighters in 2022 and 2023 as a result of strong demand for dedicated cargo aircraft.

Conference Call Information

The Company will host a conference call today, May 9, 2022 at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-855-327-6837, international callers may use 1-631-891-4304, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until May 23, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10019020. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

First Quarter 2022 Financial Results

AERSALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)

Current assets:
Cash and cash equivalents	$171,724	$130,188
Accounts receivable, net of allowance for doubtful accounts of $1,267 and $1,692 as of March 31, 2022 and December 31, 2021	42,894	42,571
Inventory:
Aircraft, airframes, engines, and parts, net	80,295	81,759
Advance vendor payments	16,228	14,287
Deposits, prepaid expenses, and other current assets	3,208	2,724
Total current assets	314,349	271,529
Fixed assets:
Aircraft and engines held for lease, net	53,579	73,364
Property and equipment, net	8,494	7,350
Inventory:
Aircraft, airframes, engines, and parts, net	68,816	77,534
Deferred income taxes	10,788	10,013
Deferred financing costs, net	887	999
Deferred customer incentives and other assets, net	470	598
Goodwill	19,860	19,860
Other intangible assets, net	25,713	26,238
Total assets	$502,956	$487,485

Current liabilities:
Accounts payable	$20,168	$19,967
Accrued expenses	6,811	8,424
Income tax payable	8,418	3,443
Lessee and customer purchase deposits	25,849	33,212
Deferred revenue	2,322	2,860
Total current liabilities	63,568	67,906

Long-term lease deposits	605	2,053
Maintenance deposit payments and other liabilities	2,320	3,403
Deferred income taxes, net	1,113	1,113
Warrant liability	5,365	4,131
Total liabilities	72,971	78,606
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,688,057 and 51,673,099 shares as of March 31, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	317,781	313,901
Retained earnings	112,199	94,973
Total stockholders' equity	429,985	408,879
Total liabilities and stockholders’ equity	$502,956	$487,485

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Products	$92,368	$25,126
Leasing	8,201	6,256
Services	22,237	27,053
Total revenue	122,806	58,435
Cost of sales and operating expenses:
Cost of products	57,928	13,806
Cost of leasing	2,189	2,767
Cost of services	15,986	22,027
Total cost of sales	76,103	38,600
Gross profit	46,703	19,835
Selling, general, and administrative expenses	23,766	13,310
Payroll support program proceeds	—	(6,363)
Income from operations	22,937	12,888
Other income (expenses):
Interest expense, net	(195)	(258)
Other income, net	365	94
Change in fair value of warrant liability	(1,234)	(224)
Total other expenses	(1,064)	(388)
Income before income tax provision	21,873	12,500
Income tax expense	(4,647)	(2,482)
Net income	$17,226	$10,018

Earnings per share - basic	$0.33	$0.24
Earnings per share - diluted	$0.32	$0.23

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$17,226	$10,018
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,865	3,487
Amortization of debt issuance costs	112	150
Inventory reserve	(50)	74
Provision for doubtful accounts	(424)	(144)
Deferred income taxes	(775)	(284)
Change in fair value of warrant liability	1,234	224
Stock-based compensation	3,755	—
Changes in operating assets and liabilities:
Accounts receivable	(5,527)	1,713
Inventory	28,174	(27,020)
Deposits, prepaid expenses, and other current assets	(484)	2,590
Deferred customer incentives and other assets	123	—
Advance vendor payments	(1,941)	(4,514)
Accounts payable	201	2,857
Income tax payable	4,975	5
Accrued expenses	(1,611)	(1,420)
Deferred revenue	(538)	(1,777)
Lessee and customer purchase deposits	(3,184)	—
Other liabilities	(1,083)	80
Net cash provided by (used in) operating activities	43,048	(13,961)
Cash flows from investing activities:
Proceeds from sale of assets	—	4,420
Purchase of property and equipment	(1,637)	(443)
Net cash (used in) provided by investing activities	(1,637)	3,977
Cash flows from financing activities:
Cash paid for employee taxes on withholding shares	—	(269)
Proceeds from exercise of warrants	—	545
Proceeds from the issuance of ESPP shares	125	—
Net cash provided by financing activities	125	276

Increase (decrease) in cash and cash equivalents	41,536	(9,708)
Cash and cash equivalents, beginning of period	130,188	29,317
Cash and cash equivalents, end of period	$171,724	$19,609

Supplemental disclosure of cash activities
Income taxes	277	98
Interest	141	167
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory (from) equipment held for lease, net	(17,942)	(2,061)

Adjusted EBITDA, Net Income and Diluted EPS

Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended March 31,
	2022	% of Total Revenue	2021	% of Total Revenue
Reported Net Income/(Loss)	$17,226	14.0%	$10,018	17.1%
Addbacks:
Change in Fair Value of Warrant Liability	1,234	1.0%	224	0.4%
Stock-Based Compensation	3,755	3.1%	75	0.1%
Adjusted Net Income	$22,215	18.1%	$10,317	17.7%
Interest Expense	195	0.2%	258	0.4%
Income Tax Expense (Benefit)	4,647	3.8%	2,482	4.2%
Depreciation and Amortization	2,865	2.3%	3,487	6.0%
Adjusted EBITDA	$29,922	24.4%	$16,544	28.3%

Reported Basic EPS	0.33		0.24
Addbacks:
Change in Fair Value of Warrant Liability	0.02		0.01
Stock-based Compensation	0.07		0.00
Adjusted Basic EPS	$0.43		$0.24

Reported Diluted EPS	0.32		0.23
Addbacks:
Change in FV of warrant liability	0.02		0.01
Stock-based compensation	0.07		0.00
Adjusted Diluted EPS	$0.41		$0.24

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance, including all statements set forth in the “2022 Guidance” section above such as expectations of revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million; our expectations that demand for passenger-to-freighter conversions will allow monetization of the remaining Boeing 757 package in the remainder of 2022 and 2023; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business; our plans to continue to direct our resources toward the highest generating rates of return for our shareholders; expectations regarding feedstock as a cornerstone of our strategy, and our belief that we are extremely well positioned to take advantage of the current market dynamic; our belief that our purpose built model continues to generate strong returns to stakeholders and is supported by best-in-class execution; our belief that we are very well positioned to take advantage of asset availability; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities and demand for such services; expectations of market recovery and recommissioning of aircraft; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; events related to the war in Ukraine including economic and trade sanctions; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of  work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations, including geopolitical events such as the Russian invasion of Ukraine. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Craig Wright Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com